Exhibit 99.1

LINDBLAD EXPEDITIONS HOLDINGS, INC. APPOINTS NOAH BRODSKY
AS CHIEF COMMERCIAL OFFICER

NEW YORK, NY, May 31, 20222—Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND) a global leader of expedition cruises and adventure travel experiences, announced today it has named Noah Brodsky as its Chief Commercial Officer, effective today.

Mr. Brodsky has built a 20+ year career focused on inspirational travel experiences and premium guest service through a succession of sales, marketing and operating roles at leading global hospitality companies. He is a demonstrated leader in innovative marketing strategies, revenue growth and digital transformation. Most recently, Mr. Brodsky served as the President of the Travel + Leisure Group and Chief Brand Officer for Travel + Leisure Co., the world’s leading membership and leisure travel company. During his tenure, he led the rebranding of the Company, substantially grew the rental division, and created and launched multiple branded products, including a full-service travel agency, a subscription travel club, and a licensed goods business.

Previously, Mr. Brodsky served as Chief Brand Officer for Wyndham Destinations, the world’s largest vacation ownership and exchange business with more than $4B in annual revenue. While there, he led the enterprise level digital, brand, CRM, Partnership and PR departments. Earlier roles included SVP of Worldwide Loyalty and Engagement for Wyndham Hotels & Resorts, Chief Experience Officer at WeWork, and various marketing and operations roles at Starwood Hotels and Four Seasons Resorts.

In his role with Lindblad Expeditions, Mr. Brodsky will be responsible for all revenue production and will lead marketing, sales, digital product development and strategic partnerships for the Company.

“Lindblad Expeditions is poised for continued growth, as we expand our reach to provide our guests with more ways to discover the world. Noah’s proven leadership skills in marketing, digital transformation and team building will be vital as we further build out a world class sales and marketing platform to support our growing fleet and inspiring new experiences for guests across the globe,” shared Dolf Berle, CEO of Lindblad Expeditions.

“Travelers today are seeking out extraordinary experiences that offer a sense of exploration and discovery and Lindblad Expeditions leads the category in sought-after, remote destinations. I am excited and honored to join the team that is building upon the Company’s rich legacy of adventure, excellence and life-changing travel experiences for the next generation of Lindblad Expeditions’ guests,” said Brodsky.

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is a global provider of small ship expeditions and adventure travel experiences recognized as the category leader for its pioneering, cutting edge programming and conservation commitment. Lindblad focuses on ship-based voyages through its Lindblad Expeditions brand and on land-based travel through its subsidiaries, Natural Habitat, Inc., Off the Beaten Path LLC, DuVine Cycling + Adventure Co. and Classic Journeys, LLC.

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Lindblad works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. Guests interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

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Photo of Noah Brodsky: here

Contact: Patty Disken-Cahill, Lindblad Expeditions, pattydc@expeditions.com, 917-822-8212